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                                                                     Exhibit 3.1
                                                                     -----------

                             AMENDMENT NO. 1 TO THE

                                RESTATED BY-LAWS

                                       OF

                             ZIMMER HOLDINGS, INC.

        Article IV, Section 4.03 of the By-Laws is, effective immediately, hereby amended and restated in its entirety to read as follows:

              SECTION 4.03. CHAIRMAN OF THE BOARD. The Chairman of the Board shall act as chairman of all meetings of the stockholders and of the Board of Directors; PROVIDED, HOWEVER, that if the Chairman of the Board is absent from, or unable to act as chairman of, a meeting of the stockholders, then, if present and able to act, (i) the Vice-Chairman, if any, (ii) the President and Chief Executive Officer, (iii) the Chief Financial Officer,
    (iv) the General Counsel or (v) the Controller of the Corporation, in the order named, shall act as chairman of the meeting of stockholders in place of the Chairman of the Board. The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to such person's office which may be required by law and all such other duties as are properly required of him by the Board of Directors. The Chairman of the Board shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chairman of the Board shall be the President and Chief Executive Officer of the Corporation if no other person has been elected as the President and Chief Executive Officer. The Board of Directors also may elect a Vice-Chairman to act in the place of the Chairman of the Board upon his or her absence or inability to act.

         Article IV, Section 4.04 of the By-Laws is, effective immediately, hereby amended and restated in its entirety to read as follows:

              SECTION 4.04. PRESIDENT; CHIEF EXECUTIVE OFFICER. The President shall be the Chief Executive Officer of the Corporation, shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The President and Chief Executive Officer, if he or she is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and act as chairman of all meetings of stockholders and of the Board of Directors.